Exhibit 99.1

Agile Therapeutics Reports Fourth Quarter and Full Year 2016 Financial Results

Current Business Plan Expected to Extend Cash Position and Fund Operations into Q2 2018

PRINCETON, New Jersey, March 8, 2017 - Agile Therapeutics, Inc. (Nasdaq: AGRX), a women’s health specialty pharmaceutical company today reported financial results for the three months and year ended December 31, 2016 and provided a corporate update for the fourth quarter 2016.

Fourth quarter 2016 and other recent corporate developments include:

•                  In December 2016, the Company announced that it had received net proceeds of approximately $3.0 million in non-dilutive financing through the State of New Jersey’s Technology Business Tax Certificate Transfer Program.

•                  In January 2017, the Company announced positive top-line results from its Phase 3 SECURE clinical trial of Twirla®, its investigational low-dose combined hormonal contraceptive patch.  SECURE was a multicenter, single-arm, open-label, 13 cycle trial that evaluated safety, efficacy and tolerability of Twirla in 2,032 healthy women, aged 18 and over, at 102 experienced investigative sites across the United States. The Company plans to resubmit its new drug application (“NDA”) for Twirla in the first half of 2017 on the basis of the SECURE results and other information relating to the manufacture of Twirla.

“We made significant progress during 2016 with the successful completion of our SECURE Phase 3 clinical trial, which we believe achieved positive top-line results.  We continue to advance our plans to file our NDA resubmission for Twirla in the first half of this year.  Once filed, we expect the FDA to complete its review within six months, with a potential approval by the end of 2017.” said Al Altomari, Chairman and Chief Executive Officer of Agile.  “Our priority moving forward is clear, give precedence to our Twirla development activities and prepare for a potential U.S. launch of Twirla.  If approved, we look forward to providing women with a new contraceptive option that is designed to offer greater convenience and flexibility for women’s busy lives.”

Fourth Quarter Financial Results

•                  Cash and cash equivalents:  As of December 31, 2016, Agile had $48.8 million of cash and cash equivalents compared to $34.4 million of cash and cash equivalents as of December 31, 2015.   Based on the Company’s current business plan, the Company believes its cash and cash equivalents as of December 31, 2016 will be sufficient to meet its operating requirements into the second quarter of 2018.  The Company’s current business plan assumes resubmission of the NDA for Twirla in the first half of 2017, a six month FDA review of the Company’s resubmission, initiation of pre-commercial activities and initiation of validation of its commercial manufacturing process in coordination with the commercialization of Twirla.  In the event of unforeseen changes to its planned timelines, the Company has the ability to postpone certain commercial and validation spending in order to continue the funding of its operations into the second quarter of 2018.   The Company will require additional capital for the commercial launch of Twirla, if approved, as well as advancing the development of its other product candidates.

•                  Research and development (R&D) expenses:  R&D expenses were $5.5 million for the quarter ended December 31, 2016 and $20.9 million for the year ended December 31, 2016, compared to $6.9 million and  $25.6 million for the comparable periods in 2015.  The decrease in R&D expense was primarily due to decreased clinical development expenses as our Phase 3 clinical trial for Twirla moved closer to completion.  In July 2016, the Company began preparations for an initial Phase 2 clinical trial examining the use of AG200-SP along with a smaller lower-dose combination ethinyl estradiol/levongestrel patch (SmP) in the fourth week of the woman’s cycle.  The Company has decided to postpone the trial and will continue to evaluate the timing for initiating dosing of the subjects for this Phase 2 clinical trial, which is dependent on available capital resources.

•                  General and administrative (G&A) expenses:  G&A expenses were $2.3 million for the quarter ended December 31, 2016 and $8.8 million for the year ended December 31, 2016, compared to $2.3 million and $7.5 million for the comparable periods in 2015.  The increase in G&A expenses was primarily due to increased stock-based compensation expense associated with 2016 stock option grants as well as increased professional fee expense to support public company operations.

•                  Net loss:  Net loss was $5.2 million, or $0.18 per basic share for the quarter ended December 31, 2016, compared to a net loss of $3.9 million, or $0.17 per basic share for the quarter ended December 31, 2015.  Net loss per share for the quarter ended December 31, 2016 includes a benefit from income taxes of approximately $3.0 million, or $0.11 per basic share related to the sale of our New Jersey net operating losses through the State of New Jersey’s Technology Business Tax Certificate Transfer Program.  Net loss per share for the quarter ended December 31, 2015 includes a benefit from income taxes of approximately $6.0 million, or $0.27 per share related to the sale of our New Jersey net operating losses.   Net loss for the year ended December 31, 2016 was $28.7 million, or $1.02 per basic share, compared to a net loss of $30.3 million, or $1.38 per basic share for the year ended December 31, 2015.

•                  Shares Outstanding:  At December 31, 2016, Agile had 28,759,731 shares of common stock outstanding.

About Agile Therapeutics, Inc.

Agile Therapeutics is a forward-thinking women’s healthcare company dedicated to fulfilling the unmet health needs of today’s women.  Our product candidates are designed to provide women with contraceptive options that offer freedom from taking a daily pill, without committing to a longer-acting method.  Our lead product candidate, Twirla®, (ethinyl estradiol and levonorgestrel transdermal system), also known as AG200-15, is a once-weekly prescription contraceptive patch that recently completed Phase 3 trials. Twirla is based on our proprietary transdermal patch technology, called Skinfusion®, which is designed to provide advantages over currently available patches and is intended to optimize patch adhesion and patient wearability. For more information, please visit the company website at www.agiletherapeutics.com. The company may occasionally disseminate material, nonpublic information on the company website.

Forward-Looking Statement

Certain information contained in this press release includes “forward-looking statements” related to the Company’s clinical trials, regulatory submissions, projected cash position and potential market opportunity for its product candidates. We may, in some cases use terms such as “predicts,” “believes,” “potential,” “continue,” “anticipates”, “estimates,” “expects,” “plans,” “intends,” “may,” “could,” ‘might,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current beliefs and expectations of our management team that involve risks, potential changes in circumstances, assumptions and uncertainties. Any or all of the forward-looking statements may turn out to be wrong, or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Our statements about the results and conduct of our clinical trial could be affected by the potential that there are changes in the data or interpretation of the data by the FDA (for example, the FDA may include additional pregnancies in its calculation of the Pearl Index, which would increase the Pearl Index), whether the results will be deemed satisfactory by the FDA (for example, we describe the results of the SECURE trial as positive, the FDA may disagree with that characterization), and whether additional studies will be required or other issues will arise that will delay resubmission of our NDA or negatively impact acceptance, review and approval of Twirla by the FDA; our statements about our projected cash position could be affected by market factors, the inherent risks in our business, our ability to execute the Company’s operational and budget plans, and unforeseen events in our clinical and manufacturing development plans; our statements about the potential commercial opportunity could be affected by the potential that our product does not receive regulatory approval, does not receive reimbursement by third party payors, or a commercial market for the product does not develop because of any of the risks inherent in the commercialization of contraceptive products. For all these reasons, actual results and developments could be materially different from those expressed in or implied by our forward-looking statements. All forward looking statements are subject to risks detailed in our filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Source:  Agile Therapeutics

Contact:  Mary Coleman — 609-356-1921

Agile Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$48,750	$34,395
Prepaid expenses	2,768	3,690
Total current assets	51,518	38,085
Property and equipment, net	12,330	12,318
Other assets	18	18
Total assets	$63,866	$50,421
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$5,402	$5,040
Loan payable, current portion	5,104	2,336
Warrant liability	172	406
Total current liabilities	10,678	7,782
Loan payable, long-term	10,899	12,896

Stockholders’ equity
Common stock	3	2
Additional paid-in capital	235,754	194,468
Accumulated deficit	(193,468)	(164,727)
Total stockholders’ equity	42,289	29,743
Total liabilities and stockholders’ equity	$63,866	$50,421

Agile Therapeutics, Inc.

Condensed Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Operating expenses:
Research and development	$5,514	$6,914	$20,929	$25,622
General and administrative	2,295	2,251	8,792	7,467
Total operating expenses	7,809	9,165	29,721	33,089
Loss from operations	(7,809)	(9,165)	(29,721)	(33,089)

Interest expense, net	(533)	(551)	(2,329)	(2,072)
Change in fair value of warrants	66	(155)	234	(110)
Loss on extinguishment of debt	—	—	—	(1,036)
Loss before benefit from income taxes	(8,276)	(9,871)	(31,816)	(36,307)
Benefit from income taxes	3,075	5,972	3,075	5,972
Net loss	$(5,201)	$(3,899)	$(28,741)	$(30,335)

Net loss per common share:
Basic and Diluted	$(0.18)	$(0.17)	$(1.02)	$(1.38)
Weighted-average shares outstanding:
Basic and Diluted	28,758,025	22,296,638	28,273,331	22,017,229